SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: February 24, 2004

FEDERATED DEPARTMENT STORES, INC.

7 West Seventh Street, Cincinnati, Ohio 45202 (513) 579-7000

-and-

151 West 34th Street, New York, New York 10001 (212) 494-1602

Delaware	1-13536	13-3324058
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

	(c)	Exhibits

		99.1	Press Release of Federated Department Stores, Inc. ("Federated") dated February 24, 2004.

Item 12.	Results of Operations and Financial Condition.

On February 24, 2004, Federated issued a press release announcing Federated's financial condition and results of operations as of and for the 13 and 52 weeks ended January 31, 2004. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The press release referred to above contains a non-GAAP financial measure designated "cash flows from continuing operations before financing activities" and also contains a non-GAAP financial measure of earnings excluding the effect of a one-time reduction in net deferred income tax liabilities as a result of anticipated lower effective income tax rates in the future. Management believes that cash flow from continuing operations before financing activities is a useful measure in evaluating Federated's ability to generate cash from continuing operating and investing activities. Management believes that excluding cash flows from continuing financing activities from the calculation of this measure is particularly useful where such financing activities are discretionary, as in the case of voluntary debt prepayments and share repurchases. Management believes that providing a measure of earnings excluding the effect of this one-time favorable tax adjustment will allow investors to more readily compare the earnings referred to in the press release to the earnings reported by Federated in past and future periods. However, the reader is cautioned that any non-GAAP financial measures provided by Federated are provided in addition to, and not as an alternative for, Federated's reported results prepared in accordance with GAAP. Certain items that may have a significant impact on Federated's financial position, results of operations and cash flows must be considered when assessing Federated's actual financial condition and performance regardless of whether these items are included in these non-GAAP financial measures. Additionally, the methods used by Federated to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by Federated may not be comparable to similar measures provided by other companies.

FEDERATED DEPARTMENT STORES, INC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED DEPARTMENT STORES, INC.

Dated: February 24, 2004	By: /s/ Dennis J. Broderick
Name: Dennis J. Broderick
Title: Senior Vice President, General Counsel and Secretary

Exhibit 99.1

FEDERATED DEPARTMENT STORES, INC.

Contacts:
Media - Carol Sanger
513/579-7764
Investor - Susan Robinson
513/579-7780

FOR IMMEDIATE RELEASE

FEDERATED 4Q EARNINGS UP 29% OVER PRIOR YEAR,
EXCLUDING BENEFIT OF ONE-TIME TAX ADJUSTMENT

CINCINNATI, OHIO, February 24, 2004 - Federated Department Stores, Inc. today reported fourth quarter results for the year ended January 31, 2004 that reflected strong sales and earnings trends.

     Federated's 2003 fourth quarter earnings from continuing operations were $2.50 a diluted share. Diluted earnings from continuing operations were $2.29 a share for the fourth quarter, excluding the impact of a one-time $38 million reduction in net deferred income tax liabilities resulting from anticipated lower effective income tax rates in the future, which increased earnings per share by 21 cents. On this basis, diluted earnings per share from continuing operations increased 29 percent compared to $1.78 for the fourth quarter last year.

     Federated's 2003 earnings from continuing operations were $3.71 a diluted share. Diluted earnings per share from continuing operations were $3.51 for fiscal 2003, excluding the impact of the tax adjustment, which increased annual earnings per share by 20 cents. On this basis, diluted earnings per share from continuing operations increased 9 percent compared to $3.21 for fiscal 2002.

     In 2003, Federated generated $1.59 billon in cash flow from continuing operating activities, an increase of more than $400 million over last year. Cash flow from continuing operations, before financing activities, totaled more than $1 billion in 2003 - nearly double last year's level.

     Terry J. Lundgren, Federated's chairman/chief executive officer and president, said Federated has put its strong cash flow position to work in increasing shareholder return, including the institution of a cash dividend in 2003 and the continuation of a share buyback program. The company used approximately $645 million of excess cash to repurchase approximately 16 million shares of Federated common stock in 2003.

     "We were particularly pleased with the strength of our fourth quarter sales and earnings performance," Lundgren said, noting that improved sales trends and good inventory management led to stronger profitability in the latter part of the quarter, which enabled the company to exceed its earnings expectations for the period.

     "We entered 2003 strategically focused on four key priorities for improving our business over the longer term - differentiating merchandise assortments, simplifying pricing, enriching the overall shopping experience and communicating better with our customers through more effective marketing," Lundgren said. "Our results for the year indicate that we are making progress on these strategies and the customer is responding, which we think bodes well for sales growth in the coming months."

     Lundgren said the company's February sales are trending well ahead of expectations, attributable in part to favorable weather and the possibility that some anticipated March sales migrated into February. As a result of this sales strength, Federated is revising its February same-store sales forecast to an increase of 7-8 percent compared to the prior forecast of up 2-3 percent for the month. Actual February sales will be reported on Thursday, March 4.

Operating Income

     For the 13-week fourth quarter ended January 31, 2004, Federated's operating income was $758 million or 15.0 percent of sales, compared to $634 million or 12.6 percent of sales for the same period last year. Federated posted operating income of $1.341 billion or 8.8 percent of sales for the 52 weeks of fiscal 2003, compared to operating income of $1.343 billion or 8.7 percent of sales for fiscal 2002.

     Included in selling, general and administrative expenses (SG&A) for the fourth quarter of 2003 were $12 million of costs associated with the Rich's-Macy's and Burdines-Macy's consolidations and other announced store closings. Included in SG&A for all of 2003 were $59 million of costs associated with the Rich's-Macy's and Burdines-Macy's consolidations and other announced store closings. In 2002, there were $68 million of costs associated with store closings and consolidations included in SG&A, all of which occurred in the fourth quarter.

Cash Flow

     Cash flow from continuing operating activities was $1.590 billion for the 52 weeks ended January 31, 2004, compared to $1.168 billion for the prior year. After continuing investing activities of $562 million this year and $637 million last year, cash flow from continuing operations, before financing activities, was $1.028 billion in 2003 compared to $531 million in 2002.

Inventories at the end of fiscal 2003 were down 4.3 percent from prior year-end levels, which Federated believes positions the company well for the start of the new retail year.

Sales

     For the 13-week fourth quarter, Federated reported total sales of $5.053 billion, an increase of 0.7 percent from total sales of $5.017 billion in the comparable period last year. On a same-store basis, the company's sales increased 1.4 percent in the fourth quarter.

     Federated's sales for the 52 weeks of fiscal 2003 totaled $15.264 billion, a decrease of 1.1 percent compared to sales of $15.435 billion for fiscal 2002. On a same-store basis, Federated's annual sales were down 0.9 percent.

     Federated closed eight stores in fiscal 2003 and opened 12 new stores nationally. The eight stores that were closed in fiscal 2003 included two Macy's stores in Brooklyn, NY - a department store in Atlantic Center and the Bensonhurst bedding store; two Rich's-Macy's stores - Cobb Center in Atlanta, GA, and Century Plaza in Birmingham, AL; and four Lazarus-Macy's stores - in Oxford, Westerville and Heath, OH, and downtown Pittsburgh, PA. The 12 new stores opened in fiscal 2003 included four Bloomingdale's - two department stores, at Lenox and Perimeter Malls in Atlanta, GA, and the Medinah and Oakbrook, IL, home stores; two Bon-Macy's - a department store in Redmond, WA, and a furniture store in Tacoma, WA; a Macy's East furniture store in Staten Island, NY; three Macy's West department stores in Hilo, Maui and Kauai, HI; and two Rich's-Macy's furniture stores in Atlanta and Augusta, GA.

2004 Forecast

     Lundgren said Federated expects same-store sales for fiscal 2004 to increase 1.5 to 2 percent, with earnings per share of $3.70 to $3.80 on a diluted basis. The tax rate for 2004 is expected to be 38.4 percent.

     These estimates include store-closing costs of approximately $31 million - $17 million in the first quarter, $4 million in the second quarter and $10 million in the second half of the year, but do not reflect any costs associated with the previously announced centralization of Macy's home-related categories of business.

     A total of seven new Federated stores are slated to open in the coming year, including four department stores and three furniture stores. They are: a Bloomingdale's SoHo department store in Manhattan, NY, and a Bloomingdale's furniture store at Roosevelt Field Mall in Garden City, NY; a Bon-Macy's furniture store in Kennewick, WA; two Macy's department stores, at County East Mall in Antioch, CA, and Victoria Gardens Mall in Rancho Cucamonga, CA; a Macy's furniture store at Westside Pavilion Mall in Los Angeles, CA; and a Rich's-Macy's department store in Douglasville, GA. Two stores have been announced as closing in 2004 - the Lazarus-Macy's department store in downtown Columbus, OH, and the Burdines-Macy's department store in Boynton Beach, FL.

     Federated, with corporate offices in Cincinnati and New York, is one of the nation's leading department store retailers, with annual sales of more than $15.2 billion. Federated operates more than 450 stores in 34 states, Guam and Puerto Rico under the names of Macy's, Bloomingdale's, Bon-Macy's, Burdines-Macy's, Goldsmith's-Macy's, Lazarus-Macy's and Rich's-Macy's. The company also operates macys.com and Bloomingdale's By Mail.

     This release contains certain forward-looking statements that reflect current views of the financial performance and future events of Federated. The words expect, plan, think, believe and other similar expressions identify forward-looking statements. Any such statements are subject to risks and uncertainties. Future results of Federated operations could differ materially from historical results or current expectations because of a variety of factors that affect the company, including transaction costs associated with the renovation, conversion and transitioning of company retail stores in regional markets; the outcome and timing of sales and leasing in conjunction with the disposition of company retail store properties; the retention, reintegration and transitioning of displaced company employees; competitive pressures from department and specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, and all other retail channels; and general consumer-spending levels, including the impact of the availability and level of consumer debt, and the effects of weather.

      (NOTE: Additional information on Federated is available on the Internet at www.fds.com.pressroom. A live webcast of the yearend earnings call with analysts can be accessed through the Federated website, or by dialing in at 1-800-347-3350 to listen to the broadcast in real time, beginning at 10:30 a.m. ET. Pre-registration is requested. The webcast will be archived for replay beginning approximately two hours after the conclusion of the live call.)

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Income (Unaudited)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended		52 Weeks Ended
	January 31,	February 1,	January 31,	February 1,
	2004	2003	2004	2003

Net Sales	$5,053	$5,017	$15,264	$15,435

Cost of Sales (Note 1)	2,981	3,014	9,099	9,255

Percent to sales	59.0%	60.1%	59.6%	60.0%

Gross margin	2,072	2,003	6,165	6,180

Percent to sales	41.0%	39.9%	40.4%	40.0%

Selling, general and administrative expenses (Note 2)	1,314	1,369	4,824	4,837

Percent to sales	26.0%	27.3%	31.6%	31.3%

Operating income	758	634	1,341	1,343

Percent to sales	15.0%	12.6%	8.8%	8.7%

Interest expense - net	(61)	(70)	(257)	(295)

Income from continuing operations before income taxes	697	564	1,084	1,048

Federal, state and local income tax expense (Note 3)	(237)	(223)	(391)	(410)

Income from continuing operations	460	341	693	638

Income on disposal of discontinued operations, net of tax effect (Note 4)	-	-	-	180

Net Income	$ 460	$ 341	$ 693	$ 818

Basic Earnings per Share:
Income from continuing operations	$ 2.55	$ 1.78	$ 3.76	$ 3.23
Income from discontinued operations	-	-	-	.92
Net income	$ 2.55	$ 1.78	$ 3.76	$ 4.15

Diluted Earnings per Share:
Income from continuing operations	$ 2.50	$ 1.78	$ 3.71	$ 3.21
Income from discontinued operations	-	-	-	.91
Net income (Note 5)	$ 2.50	$ 1.78	$ 3.71	$ 4.12

Average common shares:
Basic	180.4	190.9	184.4	197.3
Diluted	183.9	191.5	186.6	198.7

Depreciation and amortization expense	$ 181	$ 180	$ 710	$ 680

Notes:

(1)     Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of this method did not impact cost of sales for the 13 and 52 weeks ended January 31, 2004 or February 1, 2003.

(2)     Selling, general and administrative ("SG&A") expenses include costs and expenses related to the Rich's-Macy's and Burdines-Macy's consolidations and other announced store closings. For the 13 weeks ended January 31, 2004, SG&A expenses include store closing and consolidation costs of $12 million (including $4 million for the Burdines-Macy's consolidation and $2 million for the Rich's-Macy's consolidation), or $.04 per diluted share. For the 52 weeks ended January 31, 2004, SG&A expenses include store closing and consolidation costs of $59 million (including $23 million for the Rich's-Macy's consolidation and $13 million for the Burdines-Macy's consolidation), or $.19 per diluted share.

For the 13 and 52 weeks ended February 1, 2003, SG&A expenses include store closing and consolidation costs of $68 million (including $49 million for the Rich's-Macy's consolidation.) For the 13 weeks ended February 1, 2003 this amounted to $.21 per diluted share and for the 52 weeks ended February 1, 2003 this amounted to $.20 per diluted share.

(3)     Income tax expense was reduced $38 million, or $.21 per diluted share for the 13 weeks ended January 31, 2004 and $.20 per diluted share for the 52 weeks ended January 31, 2004, due to a change in estimate of the effective tax rate that existing deferred tax assets and liabilities will ultimately be settled.

(4)     Income from discontinued operations represents adjustments to the estimated loss on disposal of Fingerhut's assets and businesses. During 2002, through separate transactions, Federated completed the sale of Fingerhut's core catalog accounts receivable portfolio, with the buyer assuming $450 million of receivable-backed debt, completed the sale of the Arizona Mail Order, Figi's and Popular Club Plan businesses conducted by Fingerhut's subsidiaries and completed the sale of various other Fingerhut assets, including two distribution centers, the corporate headquarters, a data center, existing inventory, the Fingerhut name, customer lists and other miscellaneous property and equipment. For the 52 weeks ended February 1, 2003, proceeds from all of the above sale transactions and collections on customer accounts receivable prior to the sale, net of operating expenses, exceeded the amount estimated to be received through wind-down of the portfolio, and liquidation of the assets by $307 million before income taxes, or $180 million after income taxes.

(5)     Diluted earnings per share, excluding the impact of the one-time tax adjustment (see Note 3), amounted to $2.29 for the 13 weeks ended January 31, 2004 and $3.51 for the 52 weeks ended January 31, 2004.

FEDERATED DEPARTMENT STORES, INC.

Consolidated Balance Sheets (Unaudited)

(All amounts in millions, except percentages)

January 31, 2004	February 1, 2003
ASSETS:
Current Assets:
Cash	$ 925	$ 716
Accounts receivable	3,213	2,945
Merchandise inventories	3,215	3,359
Supplies and prepaid expenses	99	124
Deferred income tax assets	-	10
Total Current Assets	7,452	7,154

Property and Equipment - net	6,174	6,379
Goodwill	262	262
Other Intangible Assets - net	378	378
Other Assets	284	268

Total Assets	$14,550	$14,441

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Short-term debt	$ 908	$ 946
Accounts payable and accrued liabilities	2,613	2,584
Income taxes	362	71
Total current liabilities	3,883	3,601

Long-Term Debt	3,151	3,408
Deferred Income Taxes	998	998
Other Liabilities	578	672
Shareholders' Equity	5,940	5,762

Total Liabilities and Shareholders' Equity	$14,550	$14,441

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

	52 Weeks Ended January 31, 2004	52 Weeks Ended February 1, 2003
Cash flows from continuing operating activities:
Net income	$ 693	$ 818
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Income from discontinued operations	-	(180)
Depreciation and amortization	706	676
Amortization of financing costs	3	5
Amortization of unearned restricted stock	4	4
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(257)	39
Decrease in merchandise inventories	143	17
Decrease in supplies and prepaid expenses	25	-
(Increase) decrease in other assets not separately identified	2	(87)
Increase (decrease) in accounts payable and accrued liabilities not separately identified	60	(1)
Increase in current income taxes	284	14
Increase (decrease) in deferred income taxes	3	(119)
Decrease in other liabilities not separately identified	(76)	(18)
Net cash provided by continuing operating activities	1,590	1,168

Cash flows from continuing investing activities:
Purchase of property and equipment	(508)	(568)
Capitalized software	(60)	(59)
Increase in note receivable, net of payments	-	(30)
Disposition of property and equipment	6	20
Net cash used by continuing investing activities	(562)	(637)

Cash flows from continuing financing activities:
Debt issued	164	7
Financing costs	-	(1)
Debt repaid	(457)	(1,015)
Dividends paid	(69)	-
Decrease in outstanding checks	(5)	(3)
Acquisition of treasury stock	(645)	(392)
Issuance of common stock	193	29
Net cash used by continuing financing activities	(819)	(1,375)

Net cash provided (used) by continuing operations	209	(844)
Net cash provided by discontinued operations	-	924
Net increase in cash	209	80
Cash at beginning of period	716	636

Cash at end of period	$ 925	$ 716